Exhibit 99.1

Reconciliation of Adjusted EBITDA to Net Loss

Amounts presented in $(000’s)

	Three Months Ended	Year Ended
	December 31, 2023
	(Unaudited)	(Unaudited)
Net loss attributable to Xcel Brands, Inc. stockholders	$(6,654)	$(20,908)
Depreciation and amortization	1,694	6,954
Proportion share of trademark amortization of equity method investee	515	2,060
Interest and finance expense	363	381
Income tax provision	1,200	1,200
State and local franchise taxes	23	76
Stock-based compensation and cost of licensee warrants	32	216
Gain on the sale of assets and investments	(8)	(359)
Gain on lease termination	-	(445)
Asset impairment	-	100
Costs associated with restructuring of operations	1,762	5,080
Adjusted EBITDA	$(1,073)	$(5,645)

Adjusted EBITDA is a non-GAAP unaudited measure, which the Company defines as net income (loss) attributable to Xcel Brands, Inc. stockholders, before depreciation and amortization, interest and finance expenses, proportional share of trademark amortization of equity method investee, stock-based compensation, gain on the sale of assets, gain on lease termination, asset impairment, losses from discontinued businesses and income tax provision and other state and local franchise taxes.

Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to the Company’s results of operations. Management believes Adjusted EBITDA is also useful because this measure adjusts for certain costs and other events that management believes are not representative of the Company’s core business operating results, and thus this non-GAAP measure provides supplemental information to assist investors in evaluating the Company’s financial results.

Adjusted EBITDA should not be considered in isolation or as an alternative to net income, or any other measure of financial performance calculated and presented in accordance with GAAP, given that Adjusted EBITDA is a financial measure not deemed to be in accordance with GAAP and is susceptible to varying calculations. Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in the Company’s industry, because other companies may calculate these measures in a different manner than the Company does. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may or may not incur expenses similar to some of the adjustments in this document. The presentation of Adjusted EBITDA does not imply that the Company’s future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating the Company’s performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP results, and not rely on any single financial measure.